FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 25, 2001

                             Evolving Systems, Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                               0-24081 84-1010843
          (Commission File Number) (I.R.S. Employer Identification No.)

                9777 Mt. Pyramid Court, Englewood, Colorado 80112
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (303) 802-1000

                                 Not applicable
         (Former name or former address, if changed since last report.)

Item 5. Other Events.

On April 25, 2001, the terms of office of Harry B. Fair and James M. Ross, Directors of Evolving Systems, Inc. (the "Company") expired. Mr. Fair did not pursue re-election. The shareholders re-elected James M. Ross and elected Edward
H. Sproat as directors of the Company, to hold office until the 2004 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

James M. Ross joined the Company in June 1997 as Vice President of Integration Services and held that position until September 1997 when he assumed the position of Senior Vice President and General Manager of Services. In October 1998, Mr. Ross assumed the position of Senior Vice President and General Manager of Business Operations and in November 1999, Mr. Ross was named President and Chief Operating Officer and became a member of the Board of Directors. Mr. Ross served as Senior Vice President of APAC Teleservices Inc., a customer care outsourcing company, from June 1996 until May 1997, and as Senior Vice President and General Manager of Cap Gemini Sogeti, an international information technology and systems integration company, from December 1994 until May 1996. From August 1991 to June 1994, Mr. Ross served as Executive Vice President-Managing Director, Worldwide Telecommunications of SHL Systemhouse Inc., an international information technology and systems integration company. Mr. Ross holds a B.A. from Rutgers University.

Mr. Sproat, former President of Network Services, Bell Atlantic brings over 38 years of experience in the telecommunications field. From June of 1993 until his retirement in June 2000, he was responsible for Bell Atlantic's network, which included all of its engineering, procurement, construction and operations. Prior to then, Mr. Sproat served as Vice President of Operations and Chief Operating Officer of Bell Atlantic-New Jersey and Vice President of Operations, Bell Atlantic Business Systems Services. Mr. Sproat currently serves on the Board of Directors of SI International Inc. Mr. Sproat holds a B.S. in Mathematics from the University of Iowa.







Evolving Systems, Inc.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             Evolving Systems, Inc.

Dated: May 7, 2001                         By: /s/ George A. Hallenbeck
                                           George A. Hallenbeck
                                           Chief Executive Officer